UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

POWERWAVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place
Santa Ana, CA 92705
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On December 29, 2011, Powerwave Technologies, Inc. (the “Company”) entered into Amendment Number Six to Credit Agreement and Waiver (the “Amendment”) with Wells Fargo Capital Finance LLC (formerly known as Wells Fargo Foothill, LLC), as arranger and administrative agent (“Wells Fargo”).  The Amendment amends certain provisions of the Credit Agreement entered into by and among the Company, the lenders named therein (the “Lenders”), and Wells Fargo on April 3, 2009 (as such has been amended from time to time thereafter, the “Credit Agreement”).

The Amendment principally makes the following changes to the Credit Agreement:

•	it reduces the maximum amount which can be borrowed under the Credit Agreement from $50,000,000 to $30,000,000;

•
it amends the definitions of “Financial Covenant Period” and “Commencement Date” to reduce the amount of availability and liquidity that the Company is required to maintain under the Credit Agreement before the Company will be subject to a Financial Covenant Period; and

•
it amends the definition of “Borrowing Base” to provide that, subject to the other variables included within the borrowing base calculation, the borrowing base may be increased in an amount equal to 100% of the undrawn amount of any cash collateralized letters of credit on any particular date (and requires the Company to deposit cash collateral into a designated deposit account).

The Amendment also has the effect of waiving certain events of default by the Company under the Credit Agreement, including with respect to:

•	the Company’s failure to comply with the Fixed Charge Coverage Ratio in late November when a Financial Covenant Period was triggered; and

•	certain technical defaults relating to the Company’s obligation to notify the Lenders of newly issued patents and newly formed subsidiaries.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending January 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2012	POWERWAVE TECHNOLOGIES, INC.

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer